Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASML Holding N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	Not Applicable

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
De Run 6501
5504 DR Veldhoven
The Netherlands
Tel: 31-40-268-3000
(Address of Principal Executive Offices)

ASML Performance Stock Plan for Members of the Board of Management
ASML Performance Stock Option Plan for Senior and Executive Management (version 1)
ASML Performance Share Plan for Senior and Executive Management (version 1)
ASML Incentive Share Plan for Employees (version 1)
ASML Incentive Stock Option Plan for Employees (version 1)
ASML Stock Option Plan for Incentive or New Hire Options granted to Employees
ASML US, Inc.
8555 South River Parkway
Tempe, Arizona 85284
(Name and Address of Agent For Service)
480 383 4422
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Richard A. Ely, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf, London E14 5DS
United Kingdom
Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum
Securities to be	Amount to be	Offering Price per Share	Proposed Maximum	Amount of Registration
Registered	Registered (1)	(2)	Aggregate Offering Price	Fee
Ordinary shares, nominal value EUR 0.09 per share	474,474	$30.11	$14,286,412.14	$797.18
Total				$797.18

(1)	This Registration Statement shall also cover any additional ordinary shares of ASML Holding N.V. which become issuable under (i) ASML Performance Stock Plan for Members of the Board of Management, (ii) ASML Performance Stock Option Plan for Senior and Executive Management (version 1), (iii) ASML Performance Share Plan for Senior and Executive Management (version 1), (iv) ASML Incentive Share Plan for Employees (version 1), (v) ASML Incentive Stock Option Plan for Employees (version 1) and (vi) ASML Stock Option Plan for Incentive or New Hire Options granted to Employees (collectively, the “Plans”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares, nominal value EUR 0.09 per share (“Ordinary Shares”) registered hereunder.

(2)	Pursuant to Rule 457(h) under the Securities Act of 1933 (the “Securities Act”), the proposed maximum offering price of the Ordinary Shares being registered hereby is not yet known and is determined in accordance with Rule 457(c) as of October 9, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by ASML Holding N.V. (the “Registrant”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:
(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008;
(b) the Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on April 15, 2009;

(c) the Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on July 15, 2009;
(d) the description of the Ordinary Shares, contained in the Registrant’s Report of a Foreign Private Issuer on Form 6-K filed with the Commission on November 2, 2007.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, certain reports on Form 6-K we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the securities offered hereby has been passed upon by the general counsel of the Registrant, who participates in stock option plans of the Registrant.
Item 6. Indemnification of Directors and Officers.
The articles of association of the Registrant require the Registrant to indemnify members of the supervisory board and board of management against liabilities (including legal expenses) incurred due to acts or omissions in acting in such capacity, except (i) to the extent that a court in the Netherlands irrevocably establishes that such acts or omissions are the result of willful misconduct or intentional recklessness (unless the denial of indemnification or reimbursement of expenses would be, in view of all circumstances, contrary to reasonableness and fairness), and (ii) to the extent that such losses are reimbursed by insurance. In addition, the Registrant’s articles of association provide that at each ordinary annual general meeting of shareholders, the shareholders may discharge the supervisory board and the board of management from liability for the performance of their respective duties in the preceding financial year. Under Netherlands’ law, this discharge is not absolute, and would not be effective as to any matter not disclosed in the annual accounts of the Registrant and the report of the board of management, as presented to or adopted by the general meeting of shareholders. Members of the board of management and the supervisory board of the Registrant are also party to agreements with the Registrant providing for indemnification by the Registrant in circumstances similar to those provided for in the Registrant’s articles of association as described above. In addition, members of the board of management, the supervisory board and certain officers of the Registrant are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	English Translation of the Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 11 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 2, 2007)

4.2	Specimen Certificate for New York Shares (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 6, 2000)

Exhibit No.	Description

4.3	Terms and Conditions of the ASML Performance Stock Plan for Members of the Board of Management (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 5, 2007)

4.4	Terms and Conditions of the ASML Performance Stock Option Plan for Senior and Executive Management (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.5	Terms and Conditions of the ASML Performance Share Plan for Senior and Executive Management (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.6	Terms and Conditions of the ASML Incentive Share Plan for Employees (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.7	Terms and Conditions of the ASML Incentive Stock Option Plan for Employees (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.8	Terms and Conditions of the ASML Stock Option Plan for Incentive or New Hire Options granted to Employees (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

5.1	Opinion of Robert F. Roelofs regarding the legality of the securities being registered*

23.1	Consent of Deloitte Accountants B.V.*

23.2	Consent of Robert F. Roelofs (included in his opinion filed as Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Filed herewith
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Veldhoven, The Netherlands on this, the 9th day of October 2009.

ASML Holding N.V.
By:	/s/ Eric Meurice
Eric Meurice
President, Chief Executive Officer and Chairman of the Board of Management

POWER OF ATTORNEY
Each person whose signature appears below hereby authorizes Eric Meurice, Peter T.F.M. Wennink and Robert F. Roelofs (with full power to each of them to act alone), with full power of substitution and resubstitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with exhibits thereto, and any other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such person, each with full power of substitution and resubstitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with exhibits thereto, and any other documents in connection therewith.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on this, the 9th day of October 2009.

/s/ Eric Meurice
Eric Meurice
President, Chief Executive Officer and Chairman of the Board of Management

/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Executive Vice President and Chief Financial Officer, Member of Board of Management (Principal Accounting Officer and Principal Financial Officer)

/s/ Arthur P.M. van der Poel
Arthur P.M. van der Poel
Chairman of the Supervisory Board

/s/ Jos W.B. Westerburgen
Jos W.B. Westerburgen
Member of the Supervisory Board

/s/ O.B. Bilous
O.B. Bilous
Member of the Supervisory Board

/s/ Fritz W. Fröhlich
Fritz W. Fröhlich
Member of the Supervisory Board

/s/ Ieke C.J. van den Burg
Ieke C.J. van den Burg
Member of the Supervisory Board

/s/ William T. Siegle
William T. Siegle
Member of the Supervisory Board

/s/ Pauline F.M. van der Meer Mohr
Pauline F.M. van der Meer Mohr
Member of the Supervisory Board

/s/ Wolfgang H. Ziebart
Wolfgang H. Ziebart
Member of the Supervisory Board

ASML US, INC. Authorized Representative in the United States:
/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Authorized Officer

Exhibit Index

4.1	English Translation of the Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to Amendment No. 11 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 2, 2007)

4.2	Specimen Certificate for New York Shares (incorporated by reference to Exhibit 1.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 6, 2000)

4.3	Terms and Conditions of the ASML Performance Stock Plan for Members of the Board of Management (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 5, 2007)

4.4	Terms and Conditions of the ASML Performance Stock Option Plan for Senior and Executive Management (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.5	Terms and Conditions of the ASML Performance Share Plan for Senior and Executive Management (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.6	Terms and Conditions of the ASML Incentive Share Plan for Employees (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.7	Terms and Conditions of the ASML Incentive Stock Option Plan for Employees (version 1) (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

4.8	Terms and Conditions of the ASML Stock Option Plan for Incentive or New Hire Options granted to Employees (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on August 29, 2008)

5.1	Opinion of Robert F. Roelofs regarding the legality of the securities being registered*

23.1	Consent of Deloitte Accountants B.V.*

23.2	Consent of Robert F. Roelofs (included in his opinion filed as Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Filed herewith